EXHIBIT 16.1

March 29, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Aurora Oil & Gas Corporation

Ladies and Gentlemen:

We were previously principal accountants for Aurora Oil & Gas Corporation (“Aurora”) and, under the date of March 13, 2007, we reported on the consolidated financial statements of Aurora and subsidiaries as of and for the years ended December 31, 2006 and 2005. Effective March 23, 2007 we were dismissed. We have read Aurora’s statements included under Item 4.01 of its Form 8-K dated March 23, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with any of Aurora’s statements in the first paragraph of 4.01(a) concerning the deliberations of and actions by the Audit Committee with respect to the Audit RFP or the statement that our dismissal was approved by the Audit Committee, and we are not in a position to agree or disagree with any of Aurora’s statements concerning Weaver and Tidwell, L.L.P. contained in Item 4.01(b).

Very truly yours,

/s/ Rachlin Cohen & Holtz LLP

Rachlin Cohen & Holtz LLP